Exhibit 99.2

LIBERTY MEDIA CORPORATION ANNOUNCES ENTRY INTO SUPPLEMENTAL INDENTURE IN CONNECTION WITH RECAPITALIZATION

INTO THREE TRACKING STOCK GROUPS

ENGLEWOOD, CO, April 18, 2016 -- On April 15, 2016, Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, LMCA, LMCK, BATRA, BATRK) (“Liberty”) entered into a Supplemental Indenture with U.S. Bank National Association, as trustee (the “Supplemental Indenture”), to the Indenture, dated as of October 17, 2013 (the “Indenture”), related to Liberty’s 1.375% Cash Convertible Notes due 2023 (the “Notes”).  Under the Indenture, the Notes were convertible into cash based on a number of shares of Liberty’s Series A Common Stock, par value $0.01 per share (the “Series A Common Stock”), equal to the “conversion rate” specified in the Indenture.

On April 15, 2016, pursuant to an amendment and restatement of Liberty’s certificate of incorporation (as amended, the “Restated Charter”), Liberty completed a previously announced transaction whereby each outstanding share of Liberty’s common stock was reclassified into and exchanged for the same series of three new tracking stocks (the “Reclassification”). The Restated Charter, among other things, reclassified and exchanged each outstanding share of Series A Common Stock for 0.10 of a share of Series A Liberty Braves Common Stock, 1.0 share of Series A Liberty SiriusXM Common Stock and 0.25 of a share of Series A Liberty Media Common Stock, with cash issued in lieu of fractional shares.

As a result of the Reclassification, the Notes will be convertible into cash based on the product of the conversion rate specified in the Indenture and the basket of tracking stocks into which each outstanding share of Series A Common Stock has been reclassified (the “Securities Basket”).  The Supplemental Indenture amends the conversion, adjustment and other provisions of the Indenture to give effect to the Reclassification and provides that the conversion consideration due upon conversion of any Note shall be determined as if references in the Indenture to one share of Series A Common Stock were instead a reference to the Securities Basket, initially consisting of 0.10 of a share of Series A Liberty Braves Common Stock, 1.0 share of Series A Liberty SiriusXM Common Stock and 0.25 of a share of Series A Liberty Media Common Stock.

About Liberty Media Corporation

Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, LMCA, LMCK, BATRA, BATRK) operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty Braves Group, the Liberty Media Group and the Liberty SiriusXM Group. The businesses and assets attributed to the Liberty SiriusXM Group include our interest in SiriusXM. The businesses and assets attributed to the Liberty Braves Group include our subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Liberty Media Group consist of all of Liberty Media Corporation's businesses and assets other than those attributed to the Liberty Braves Group and Liberty SiriusXM Group, including its interest in Live Nation Entertainment, and minority equity investments in Time Warner Inc. and Viacom.

Liberty Media Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Media Corporation